Exhibit 10.1

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 29, 2019 (the “Agreement”), is executed by each of the Lenders hereto, SUNTRUST BANK, as Administrative Agent (the “Administrative Agent”), COMMUNITY HEALTHCARE OP, LP, a Delaware limited partnership (the “Borrower”), COMMUNITY HEALTHCARE TRUST INCORPORATED, a Maryland corporation (the “REIT Guarantor”), the Subsidiary Loan Parties and the other parties hereto.

WHEREAS, the Borrower, the REIT Guarantor, the financial institutions signatory thereto and their assignees thereunder (the “Lenders”), the Administrative Agent, and the other parties thereto, have entered into that certain Second Amended and Restated Credit Agreement dated as of March 29, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to Section 2.23 of the Credit Agreement, the Borrower may request Incremental Term Loans in the form of Non-Conforming Credit Extensions in accordance with the terms and conditions of the Credit Agreement;

WHEREAS, the Borrower has notified the Administrative Agent of its request for Non-Conforming Credit Extensions and corresponding Incremental Term Loans (the “A-3 Term Loans” and the Term Loan Commitments relating thereto, the “A-3 Term Loan Commitments”) pursuant to Section 2.23 of the Credit Agreement in an aggregate principal amount equal to $75,000,000;

WHEREAS, certain Persons party to this Agreement willing to provide A-3 Term Loan Commitments with respect to the A-3 Term Loans (such Persons, and any permitted assignees thereof, the “A-3 Term Loan Lenders”) have indicated their willingness to make such A-3 Term Loans on the terms and subjects to the conditions herein; and

WHEREAS, the Borrower and REIT Guarantor have requested to make certain amendments to the Credit Agreement as set forth herein and the Administrative Agent and the Lenders have agreed to such amendments on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. A-3 Term Loans.

(a) Subject to the terms and conditions set forth herein, on the date all of the conditions precedent in Section 3 below are satisfied or waived in accordance with the terms hereof (the “Third Amendment Closing Date”), each A-3 Term Loan Lender severally (and not jointly) agrees to make an A-3 Term Loan to the Borrower in a principal amount equal to the amount corresponding to such A-3 Term Loan Lender’s “A-3 Term Loan Commitment” as set forth on Schedule I attached hereto. Each A-3 Term Loan Commitment shall be a “Term Loan Commitment” for all purposes under the Credit Agreement. Each A-3 Term Loan made by an A-3 Term Loan Lender pursuant to this Agreement shall have the terms set forth herein and in the Credit Agreement (as amended by this Agreement). If for any reason $75,000,000 of the aggregate amount of the A-3 Term Loan Commitments is not fully drawn on the Third Amendment Closing Date, the undrawn portion thereof shall automatically terminate and be cancelled on the Third Amendment Closing Date. Amounts repaid or prepaid on the A-3 Term Loans may not be reborrowed. The A-3 Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof. All obligations with respect to the A-3 Term Loans shall be due and payable in full on the A-3 Term Loan Maturity Date.

(b) Use of Proceeds. The proceeds of the A-3 Term Loans shall be used to (i) finance future acquisitions of Properties not prohibited by the Credit Agreement, (ii) refinance existing Indebtedness of the Borrower and (iii) finance the payment of fees, commissions and expenses incurred in connection with the execution and delivery of this Agreement and the Borrowing of the A-3 Term Loans hereunder (the foregoing under this Section 1(b), collectively, the “Transactions”).

(c) A-3 Term Loan Lenders. Each A-3 Term Loan Lender (i) confirms that a copy of the
Credit Agreement and the other applicable Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and make the A-3 Term Loan, have been made available to such A-3 Term Loan Lender; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, Fifth Third Bank, BB&T Capital Markets, SunTrust Robinson Humphrey, Inc. (each a “Lead Arranger”), each in its capacity as a joint lead arranger and bookrunner with respect to this Agreement, or any other Lender or agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or the other applicable Loan Documents, including this Agreement; and (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

(d) Credit Agreement Governs Terms. Each reference to a “Term Loan”, “Term Loans” or “Incremental Term Loan” in the Credit Agreement shall be deemed to include the A-3 Term Loans and the A-3 Term Loans shall be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Term Loan Lenders, of the Credit Agreement and the other Loan Documents. Without limiting the foregoing, the A-3 Term Loans (and all interest and other amounts payable thereon or with respect thereto) shall be (i) “Obligations” under and as defined in the Credit Agreement, (ii) secured by the Collateral under the relevant Collateral Documents and (iii) guaranteed under the Guaranty and Security Agreement, in each case, on a pari passu basis with all Revolving Loans, Swingline Loans and other Term Loans.

Section 2. Specific Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the parties hereto agree that the Credit Agreement is amended as follows:

(a)    Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Class”, “Stated Termination Date”, “Term Loans” and “Termination Date in their entirety and substituting the following in lieu thereof:

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, A-1 Term Loans, A-2 Term Loans, A-3 Term Loans or Incremental Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment, an A-1 Term Loan Commitment, an A-2 Term Loan Commitment, an A-3 Term Loan Commitment or an Incremental Commitment. Incremental Term Loans that have different terms and conditions from those of other Classes (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Stated Termination Date” shall mean March 29, 2023, as such date may be extended pursuant to Section 2.5.

“Term Loans” shall mean all A-1 Term Loans, A-2 Term Loans, A-3 Term Loans and any Incremental Term Loan made by a Term Loan Lender to the Borrower pursuant to Section 2.23, in the aggregate or any of them, as the context may require.

“Termination Date” shall mean (a) with respect to Revolving Loans, Swingline Loans and the Revolving Commitments, the Revolving Commitment Termination Date, (b) with respect A-1 Term Loans, the A-1 Term Loan Maturity Date, (c) with respect to A-2 Term Loans, the A-2 Term Loan Maturity Date, (d) with respect to A-3 Term Loans, the A-3 Term Loan Maturity Date and (e) with respect to any other Class of Term Loans, the “Termination Date” specified for such Class of Term Loans in the Loan Documents establishing such Class of Term Loans.

(b)    Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Funds From Operations” in its entirety and inserting the following definition of “Adjusted Funds From Operations” in the appropriate alphabetical order:

“Adjusted Funds From Operations” shall mean, with respect to a Person and for a given period, (i) net income (or loss) of such Person for such period determined on a consolidated basis, minus (or plus) (ii) gains (or losses) from debt restructuring and sales of property or assets during such period, plus (iii) depreciation with respect to such Person’s real property and amortization (including any amortization costs related to Accounting Standards Codification 842 but excluding amortization of deferred financing costs) of such Person for such period, plus (iv) any non-cash compensation expense attributable to grants of stock options, such Person’s deferred compensation plan, restricted stock or similar rights to officers, directors and employees of such Person, plus (v) write-offs or adjustments of straight-line rent, plus (or minus) (vi) non-cash impairment losses (or recoveries) of real estate properties or other investment assets; plus (vii) non-recurring charges, including, without limitation, acquisition expenses, non-cash charges related to the write-off of deferred equity and financing costs, plus (or minus) (viii) other non-cash losses (or gains) included in the financial statements provided pursuant to Sections 5.1(a) and (b) hereof, all after adjustment for Unconsolidated Affiliates. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis.

(c)    Section 1.1 of the Credit Agreement is further amended by (i) replacing the reference to “Level 3” in the definition of “Applicable Margin” with “Level 4” and (ii) replacing the table in the definition of “Applicable Margin” in its entirety with the following:

Pricing Grid
Level	Leverage Ratio	Applicable Margin for Revolving Loans that are Eurodollar Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for A-1 Term Loans that are Eurodollar Loans	Applicable Margin for A-1 Term Loans that are Base Rate Loans	Applicable Margin for A-2 Term Loans that are Eurodollar Loans	Applicable Margin for A-2 Term Loans that are Base Rate Loans	Applicable Margin for A-3 Term Loans that are Eurodollar Loans	Applicable Margin for A-3 Term Loans that are Base Rate Loans
1	Less than or equal to 0.20 to 1.00	1.25%	0.25%	1.25%	0.25%	1.45%	0.45%	1.65%	0.65%
2	Less than or equal to 0.30 to 1.00 and greater than 0.20 to 1.00	1.40%	0.40%	1.40%	0.40%	1.60%	0.60%	1.80%	0.80%
3	Less than or equal to 0.40 to 1.00 and greater than 0.30 to 1.00	1.65%	0.65%	1.65%	0.65%	1.85%	0.85%	2.05%	1.05%
4	Greater than 0.40 to 1.00	1.90%	.90%	1.90%	.90%	2.10%	1.10%	2.30%	1.30%

(d)    Section 1.1 of the Credit Agreement is further amended by adding the following definitions in the appropriate alphabetical order:

“A-3 Term Loan” shall mean a term loan made by an A-3 Term Loan Lender to the Borrower pursuant to Third Amendment.

“A-3 Term Loan Commitment” shall mean, with respect to each A-3 Term Loan
Lender, the obligation of such A-3 Term Loan Lender to make an A-3 Term Loan on the Third Amendment Closing Date, in the principal amount not exceeding the amount set forth with respect to such A-3 Term Loan Lender on Schedule I. The aggregate principal amount of all A-3 Term Loan Lender’s A-3 Term Loan Commitments as of the Third Amendment Closing Date is $75,000,000.

“A-3 Term Loan Lender” shall mean shall mean each Lender with an A-3 Term
Loan Commitment or holding an outstanding A-3 Term Loan.

“A-3 Term Loan Maturity Date” shall mean the earlier of (i) March 29, 2026 and (ii) the date on which all amounts outstanding under this Agreement have been declared, or have automatically become, due and payable (whether by acceleration or otherwise) in accordance with the terms herein.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 CFR § 1010.230.

“Screen Rate” shall mean the rate specified in clause (i) of the definition of “Adjusted LIBOR”.

“Third Amendment” shall mean that certain Third Amendment to Second Amended and Restated Credit Agreement dated March 29, 2019 among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Third Amendment Closing Date” shall have the meaning given such term in Section 1 of the Third Amendment.

(e)    The Credit Agreement is further amended by inserting the Section 1.5 immediately following Section 1.4 thereof:

Section 1.5.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

(f)    The Credit Agreement is further amended by deleting Section 2.5(a)(v) thereof in its entirety and substituting in lieu thereof the following:

(v)    the payment to the Administrative Agent for the ratable benefit of the Revolving Lenders of an extension fee of 0.15% of the Aggregate Revolving Commitment Amount at the time of such extension;

(g)    The Credit Agreement is further amended by deleting clause (b) of Section 2.14 thereof in its entirety and substituting in lieu thereof the following:

(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender an unused fee (the “Unused Fee”), which shall accrue from the Third Amendment Closing Date through and including the Revolving Commitment Termination Date at a per annum rate equal to (i) 0.25% of the daily amount of the unused Revolving Commitment of such Lender at any time that the Revolving Credit Exposure is less than or equal to 33.3% of the Aggregate Revolving Commitment Amount or (ii) 0.20% of the daily amount of the unused Revolving Commitment of such Lender at any time that the Revolving Credit Exposure is greater than 33.3% of the Aggregate Revolving Commitment Amount. For purposes of computing the Unused Fee, the Revolving Commitment of each Revolving Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(h)    The Credit Agreement is further amended by deleting Section 2.16 thereof in its entirety and substituting in lieu thereof the following:

Section 2.16.    Inability to Determine Interest Rates.

(a)    If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.  Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing or a Notice of Conversion/Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) above have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).  Notwithstanding anything to the contrary in Section 10.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.16(b), only to the extent the Screen Rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Notice of Borrowing or Notice of Swingline Borrowing requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(i)    The Credit Agreement is further amended by deleting Section 2.23(a)(i) thereof in its entirety and substituting in lieu thereof the following:

(i)    from and after the Third Amendment Closing Date, the aggregate principal amount of all such Incremental Commitments and Incremental Term Loans made pursuant to this Section shall not exceed $200,000,000 (the “Maximum Commitment Amount”);

(j)    The Credit Agreement is further amended by deleting Section 2.23(a)(iv) thereof in its entirety and substituting in lieu thereof the following:
(iv)    (v) any Non-Conforming Credit Extension shall have a maturity date no earlier than the latest Termination Date then in effect for Term Loans and shall have a Weighted Average Life to Maturity (as defined below) no shorter than that of any Term Loans made pursuant to Sections 2.27, 2.28 and 2.23, (w) any incremental Revolving Commitments provided pursuant to this Section shall be on the same terms as the Revolving Commitments, (x) any incremental A-1 Term Loans provided pursuant to this Section shall be on the same terms as the A-1 Term Loans, (y) any incremental A-2 Term Loans provided pursuant to this Section shall be on the same terms as the A-2 Term Loans and (z) any incremental A-3 Term Loans provided pursuant to this Section shall be on the same terms as the A-3 Term Loans.

(k)    The Credit Agreement is further amended by inserting the Section 4.26 immediately following Section 4.25 thereof:

Section 4.26.    Beneficial Ownership Certification. As of the Third Amendment Closing Date, the information included in the Beneficial Ownership Certification, if delivered, is true and correct in all respects.

(l)    The Credit Agreement is further amended by deleting Section 5.1(f) thereof in its entirety and substituting in lieu thereof the following:

(f)    as soon as available and in any event within 60 days after the end of the calendar year, forecasts and a pro forma budget prepared on a quarterly basis for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow for the REIT Guarantor and its Subsidiaries;

(m)    The Credit Agreement is further amended by inserting the Section 5.17 immediately following Section 5.16 thereof:

Section 5.17.    Beneficial Ownership Regulation. The Borrowers will (a) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

    (n)    The Credit Agreement is further amended by deleting Section 6.1 thereof in its entirety and substituting in lieu thereof the following:

Section 6.1.    Leverage Ratio. The Leverage Ratio shall not exceed 60.0% at any time.

(o)    The Credit Agreement is further amended by deleting Section 6.2 thereof in its entirety and substituting in lieu thereof the following:

Section 6.2.    Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall not be less than 1.50 to 1.00 at any time.

(p)    The Credit Agreement is further amended by deleting Section 6.4 thereof in its entirety and substituting in lieu thereof the following:

Section 6.4.    Unencumbered Leverage Ratio. The Unencumbered Leverage Ratio shall not exceed 60.0% at any time.

(q)    The Credit Agreement is further amended by deleting Section 6.5 thereof in its entirety and substituting in lieu thereof the following:

Section 6.5.    Restricted Payments

(a)    During each Fiscal Quarter ending (1) December 31, 2017, March 31, 2018 and June 30, 2018, the REIT Guarantor and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, make any Restricted Payments during such period in excess of the greater of (i) $7,500,000 and (ii) the amount required for the REIT Guarantor to maintain its status as a REIT, (2) September 30, 2018 and December 31, 2018, the REIT Guarantor and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, make any Restricted Payments during such period in excess of the greater of (i) $8,000,000 and (ii) the amount required for the REIT Guarantor to maintain its status as a REIT, (3) March 31, 2019, the REIT Guarantor and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, make any Restricted Payments during such period in excess of the greater of (i) $8,000,000 and (ii) the amount required for the REIT Guarantor to maintain its status as a REIT and (4) June 30, 2019, the REIT Guarantor and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, make any Restricted Payments during such period in excess of the greater of (i) $8,200,000 and (ii) the amount required for the REIT Guarantor to maintain its status as a REIT; and

(b)    On and at all times after July 1, 2019, the REIT Guarantor and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, make any Restricted Payments during the Applicable Period most recently ended in excess of the greater of (i) 95.0% of Adjusted Funds From Operations of the REIT Guarantor for such Applicable Period and (ii) the amount required for the REIT Guarantor to maintain its status as a REIT.

Notwithstanding the foregoing, (i) but subject to the following clause (ii), if a Default or
Event of Default exists, the REIT Guarantor and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, make any Restricted Payments in excess of the amount permitted pursuant to the foregoing clauses (a)(1)(ii), (a)(2)(ii) and (b)(ii) and (ii) if an Event of Default specified in Section 8.1(a), (b), (g), (h), or (i) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated, the REIT Guarantor and the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary Loan Party.

(r)    The Credit Agreement is further amended by deleting Schedule I thereto and substituting in lieu thereof Schedule I attached hereto.

Section 3. Conditions Precedent. The effectiveness of this Agreement is subject to receipt by the Administrative Agent of each of the following, each in form and substance reasonably satisfactory to the Administrative Agent:
(a)    a counterpart of this Agreement duly executed by the Borrower, the REIT Guarantor, the Administrative Agent all Lenders and the Exiting Lender;
(b)    any promissory notes requested by the Lenders pursuant to Section 2.23(c)(iv);
(c)    a Reaffirmation of Guaranty and Security Agreement substantially in the form of Exhibit 3.1(b)(iii) to the Credit Agreement, duly executed by the Borrower and the other Loan Parties (the “Reaffirmation of Guaranty and Security Agreement”);
(d)    a certificate of the Secretary or Assistant Secretary of each Loan Party substantially in the form of Exhibit 3.1(b)(iv) to the Credit Agreement, (A) attaching and certifying copies of (1) its bylaws, partnership agreement, limited liability company agreement or comparable organizational document, and (2) the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (B) certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(e)    certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party (other than CHCT Maryland, LLC and CHCT Tennessee, LLC) and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;
(f)    a favorable written opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to the Loan Parties (including Maryland counsel to the REIT Guarantor), addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents, the Collateral and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
(g)    a certificate substantially in the form of Exhibit 3.1(b)(vii) to the Credit Agreement, dated the Third Amendment Closing Date and signed by a Responsible Officer and the chief financial officer of the REIT Guarantor and the Borrower, certifying that, after giving effect to the funding of all Borrowings, the issuance of any initial Letters of Credit, and the consummation of the transactions contemplated to occur on the Third Amendment Closing Date (including the execution and delivery of the Loan Documents), (A) no Default or Event of Default exists, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (or in the case of representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in all respects) and (C) each Loan Party is Solvent;

(h)    a duly executed Notice of Borrowing for the Borrowing of the A-3 Term Loans and any initial Revolving Borrowing or Swingline Borrowing;
(i)    a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds of any such initial Borrowing;
(j)    a duly completed and executed Compliance Certificate, including calculations of the Financial Covenants hereof as of December 31, 2018, calculated on a pro forma basis as if the Borrowing of the A-3 Term Loans and any initial Revolving Borrowing had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);
(k)    all documents, reports, certificates and other information requested by Administrative Agent in connection with the Unencumbered Pool Properties and the determination to include such Properties in the Unencumbered Pool Value hereunder (which shall include, at a minimum, each item required pursuant to Section 3.4 to the Credit Agreement not previously delivered to the Administrative Agent);
(l)    copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, by the REIT Guarantor, the Borrower or any of their respective Subsidiaries in connection with the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;
(m)    copies of all Material Agreements requested by Administrative Agent;
(n)    if requested by the Administrative Agent, certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties;
(o)    copies of all documentation and information required by any Governmental Authority under the Patriot Act and other applicable “know your customer” and anti-money laundering laws;
(p)    each Loan Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall, collectively, have delivered to the Administrative Agent, and any Lender requesting the same, one Beneficial Ownership Certification in relation to each such Loan Party or such Subsidiary, in each case, at least five (5) Business Days prior to the date of closing;
(q)     payment of all fees, expenses and other amounts due and payable on or prior to the Third Amendment Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Joint Lead Arrangers and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Joint Lead Arrangers; and

(r)    all such other documents, certificates and information as the Administrative Agent or the Required Lenders shall have reasonably requested.
Section 4. Representations and Warranties. Each Loan Party hereby represents and warrants as follows:

(a)    at the time of and immediately after giving effect to this Agreement, all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects and the representations and warranties in Section 4.1(a) of the Credit Agreement regarding the good standing of CHCT Maryland, LLC and CHCT Tennessee, LLC, which the Loan Parties shall deliver evidence of the good standing of such entities on or before April 5, 2019) on and as of the date of this Agreement, in each case before and after giving effect thereto, except to the extent made as of a specific date (in which case such representations and warranties shall be true and correct in all material respects (or all respects, as applicable) as of such date);

(b)    the execution, delivery and performance by such Loan Party of this Agreement are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action and (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (ii) will not violate any Requirement of Law applicable to the REIT Guarantor, the Borrower or any Subsidiary Loan Party or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any Contractual Obligation of the REIT Guarantor, the Borrower or any Subsidiary Loan Party or give rise to a right thereunder to require any payment to be made by the REIT Guarantor, the Borrower or any Subsidiary Loan Party and (iv) will not result in the creation or imposition of any Lien on any asset of the REIT Guarantor, the Borrower or any Subsidiary Loan Party, except Liens (if any) created under the Loan Documents;

(c)     this Agreement has been duly executed and delivered by such Loan Party, and constitutes a valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(d)     on and as of the date hereof and immediately after giving effect to this Agreement, no Default or Event of Default exists; and

(e)    since the Closing Date, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

Section 5. No Further Waivers; Ratification of Liability. Except as expressly waived hereby, the Credit Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms. Each Loan Party hereby ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and agreements under the Credit Agreement and the other Loan Documents to which it is a party, and the liens and security interests granted, created and perfected thereby. This Agreement shall not constitute a modification of the Credit Agreement or a course of dealing with the Administrative Agent or any Lender at variance with the Credit Agreement such as to require further notice by the Administrative Agent or any Lender to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein. This Agreement contains the entire agreement among the Loan Parties and the Lenders contemplated by this Agreement. No Loan Party has any knowledge of any challenge to the Administrative Agent’s or any Lender’s claims arising under the Loan Documents or the effectiveness of the Loan Documents. Except as expressly set forth in the foregoing waiver, the Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.

Section 6. No Novation. Nothing in this Agreement is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any Collateral for the Obligations.

Section 7. Allocations.

(a)    The Administrative Agent, the Borrower and each Lender agree that on the Third Amendment Closing Date, the outstanding Revolving Loans and the participation interests of the Revolving Lenders in any outstanding Letters of Credit and Swingline Loans shall be allocated among the Revolving Lenders in accordance with their respective Pro Rata Share of the Aggregate Revolving Commitments calculated based on the Revolving Commitments of the Revolving Lenders set forth on Schedule I attached hereto (the “Post-Amendment Commitment Percentage”). To effect such allocations, each Revolving Lender whose Post-Amendment Commitment Percentage exceeds the amount of such Revolving Lender’s Pro Rata Share of the Aggregate Revolving Commitments immediately prior to the effectiveness of this Agreement and any Revolving Lender providing a new Revolving Commitment shall make a Revolving Loan in such amount as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Third Amendment Closing Date. The Administrative Agent shall make such amounts of the proceeds of such Revolving Loans available (a) to each Revolving Lender whose Post-Amendment Commitment Percentage is less than the amount of such Lender’s Pro Rata Share of the Aggregate Revolving Commitments immediately prior to the effectiveness of this Agreement as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Third Amendment Closing Date and (b) to the Exiting Lender (as defined below) as is necessary to repay in full the Revolving Loans owing to the Exiting Lender. Except for any notes to be provided to the Revolving Lenders in the principal amount of their respective Revolving Commitments, no other documents, instruments or fees (other than fees set forth in Section 3(q) above) shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).

(b)    The Administrative Agent, the Borrower and each Term Lender agree that upon the effectiveness of this Agreement, the outstanding principal amount of each such Term Lender’s A-1 Term Loan and A-2 Term Loan is as set forth on Schedule I attached hereto. Simultaneously with the effectiveness of this Agreement, the principal amount of all outstanding A-1 Term Loans and A-2 Term Loans shall be reallocated among the Term Lenders in accordance with their respective Pro Rata Share of the A-1 Term Loans and A-2 Term Loans, respectively (determined in accordance with the amount of each Lender’s Loan set forth on Schedule I attached hereto), and in order to effect such reallocations, each Lender whose Loan exceeds its Loan immediately prior to the effectiveness of this Agreement (each an “Assignee Lender”) shall be deemed to have purchased at par a portion of all right, title and interest in, and all obligations in respect of, the A-1 Term Loan and A-2 Term Loan of the Exiting Lender (defined below), so that the outstanding principal amount of the A-1 Term Loan and A-2 Term Loan of each Lender will be as set forth on Schedule I attached hereto. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Acceptance without the payment of any related assignment fee, and, except for replacement notes to be provided to the Assignee Lenders in the principal amounts of their respective A-1 Term Loans and A-2 Term Loans upon the effectiveness of this Agreement, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The parties hereto confirm that the aggregate outstanding principal amount of the A-1 Term Loans and A-2 Term Loans immediately prior to the Third Amendment Closing Date is equal to the aggregate outstanding principal amount of the A-1 Term Loans and A-2 Term Loans, respectively, immediately after giving effect to the Agreement.

(c)    On the Third Amendment Closing Date and upon the purchase in full at par of the outstanding principal balance of the A-1 Term Loan and A-2 Term Loan of Cadence Bank (the “Exiting Lender”), the Revolving Commitment of the Exiting Lender shall be terminated, all outstanding amounts due under the Credit Agreement and the other Loan Documents to the Exiting Lender on the Third Amendment Closing Date shall be paid in full, and the Exiting Lender shall cease to be a Lender under the Credit Agreement.

(d)    The Administrative Agent, the Borrower and each Lender confirms the amount of each such Lender’s Revolving Commitment and Term Loans immediately following the Third Amendment Closing Date are as set forth on Schedule I attached hereto.

Section 8. Release. In consideration of the waivers contained herein, each of the Loan Parties hereby waives and releases the Lenders, the Administrative Agent, the Swingline Lender and the Issuing Bank from any and all claims and defenses, known or unknown, existing on the date hereof with respect to the Credit Agreement and the other Loan Documents and the transactions contemplated thereby.

Section 9. Further Assurances. The REIT Guarantor and the Borrower agree to take all further actions and execute such other documents and instruments as the Administrative Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement, the Loan Documents and all other agreements executed and delivered in connection herewith.

Section 10. Costs and Expenses. The REIT Guarantor and the Borrower agree to pay on demand all reasonable, documented out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder or in connection with the Credit Agreement with respect to the matters covered hereby, including, without limitation, the reasonable, documented fees, charges and disbursements of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.

Section 11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 12. Loan Document. This Agreement shall be deemed to be a Loan Document for all purposes.

Section 13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart to this Agreement by facsimile or other electronic method of transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 14. Severability. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 15. Headings. Headings and captions used in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Second Amended and Restated Credit Agreement to be duly executed as of the date first above written.

BORROWER:	COMMUNITY HEALTHCARE OP, LP

By:/s/ W. Page Barnes
Name: W. Page Barnes
Title: Executive Vice President

REIT GUARANTOR:                COMMUNITY HEALTHCARE TRUST                          INCORPORATED

By:/s/ W. Page Barnes
Name: W. Page Barnes
Title: Executive Vice President

SUBSIDIARY LOAN PARTIES:            CHCT ALABAMA, LLC
CHCT ARIZONA, LLC
CHCT COLORADO, LLC
CHCT CONNECTICUT, LLC
CHCT CONNECTICUT II, LLC
CHCT FLORIDA, LLC
CHCT GEORGIA, LLC
CHCT IDAHO, LLC
CHCT ILLINOIS, LLC
CHCT INDIANA, LLC
CHCT IOWA, LLC
CHCT KANSAS, LLC
CHCT KENTUCKY, LLC
CHCT LENDING, LLC
CHCT LOUISIANA, LLC
CHCT MARYLAND, LLC
CHCT MASSACHUSETTS, LLC
CHCT MICHIGAN, LLC
CHCT MISSISSIPPI, LLC
CHCT NEVADA, LLC
CHCT NEW JERSEY, LLC
CHCT NEW YORK, LLC
CHCT NORTH CAROLINA, LLC
CHCT OHIO, LLC
CHCT OKLAHOMA, LLC
CHCT PENNSYLVANIA, LLC
CHCT SOUTH CAROLINA, LLC
CHCT TENNESSEE, LLC
CHCT TEXAS, LLC
CHCT VIRGINIA, LLC
CHCT WISCONSIN, LLC
COMMUNITY HEALTHCARE TRUST, LLC
COMMUNITY HEALTHCARE TRUST SERVICES, INC.
CHCT CALIFORNIA, LLC
CHCT WEST VIRGINIA, LLC

By:/s/ W. Page Barnes
Name: W. Page Barnes
Title: Executive Vice President

ADMINISTRATIVE AGENT

AND LENDERS:	SUNTRUST BANK, as Administrative Agent, as the Issuing Bank, as the Swingline Lender and as a Lender

By:    /s Anton Brykalin
Name: Anton Brykalin
Title: Vice President

FIFTH THIRD BANK, as a Lender

By:    /s/ Vera B. McEvoy
Name: Vera B. McEvoy
Title: Director II

FIRST TENNESSEE BANK, NA, as a Lender

By:    /s/ Cathy Wind
Name: Cathy Wind
Title: Senior Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:    /s/ Courtney W. Jones
Name: Courtney W. Jones
Title: Vice President

CADENCE BANK, N.A., as an Exiting Lender

By:    /s/ William H. Crawford
Name: William H. Crawford
Title: Executive Vice President

CAPSTAR BANK, as a Lender

By:    /s/ David A. Bertani
Name: David A. Bertani
Title: Senior Vice President

FRANKLIN SYNERGY BANK, as a Lender

By:    /s/ Lisa Fletcher
Name: Lisa Fletcher
Title: Senior Vice President

PINNACLE BANK, as a Lender

By:    /s/ Allison H. Jones
Name: Allison H. Jones
Title: Senior Vice President

SYNOVUS BANK, as a Lender

By:    /s/ W. Spencer Ragland
Name: W. Spencer Ragland
Title: Senior Director, Corporate Banking

BANCORPSOUTH, as a Lender

By:    /s/ Randall P. Robinson
Name: Randall P. Robinson
Title: Senior Vice President

SCHEDULE I

COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount	A-1 Term Loans	A-2 Term Loans	A-3 Term Loan Commitment
SunTrust Bank	$38,000,000	$9,611,111	$9,611,111	$18,000,000
Fifth Third Bank	$23,000,000	$8,861,111	$8,861,111	$13,000,000
Branch Banking and Trust Company	$23,000,000	$8,861,111	$8,861,111	$13,000,000
First Tennessee Bank, NA	$20,000,000	$6,666,667	$6,666,667	$9,000,000
Pinnacle Bank	$10,000,000	$6,666,667	$6,666,667	$9,000,000
Synovus Bank	$10,000,000	$4,000,000	$0	$9,000,000
Franklin Synergy Bank	$10,000,000	$3,333,333	$3,333,333	$0
Bancorp South	$6,000,000	$0	$4,000,000	$4,000,000
CapStar Bank	$10,000,000	$2,000,000	$2,000,000	$0
Total	$150,000,000	$50,000,000	$50,000,000	$75,000,000